Exhibit 3.1

ARTICLES OF MERGER

of

DIVCORE SUBORDINATE DEBT CLUB I REIT HOLDING, LLC

a Delaware limited liability company

with and into

LOANCORE REALTY TRUST, INC.

a Maryland corporation

THIS IS TO CERTIFY THAT:

FIRST: DivCore Subordinate Debt Club I REIT Holding, LLC, a Delaware limited liability company (the “Merging Company”), and LoanCore Realty Trust, Inc., a Maryland corporation (the “Surviving Corporation”), agree to effect a merger of the Merging Company with and into the Surviving Corporation, upon the terms and conditions herein set forth (the “Merger”).

SECOND: The Surviving Corporation is a Maryland corporation and is the corporation to survive the Merger. The principal office of the Surviving Corporation in the State of Maryland is located in Baltimore City.

THIRD: The Merging Company is a Delaware limited liability company and was formed on November 6, 2013. The Merging Company is not registered or qualified to do business in the State of Maryland. The Merging Company owns no interest in land in the State of Maryland.

FOURTH: The Merger shall become effective and the separate existence of the Merging Company shall cease upon the acceptance for record of these Articles of Merger by the State Department of Assessments and Taxation of Maryland (the “Effective Time”).

FIFTH: The terms and conditions of the Merger were duly advised, authorized and approved by the Surviving Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter of the Surviving Corporation as follows:

(a)                The Board of Directors of the Surviving Corporation (the “Board”), by unanimous written consent, adopted a resolution declaring that the Merger is advisable and directing that the Merger be submitted to the sole stockholder of the Surviving Corporation for consideration and approval.

(b)               The sole stockholder of the Surviving Corporation, by written consent, approved the Merger.

SIXTH: The terms and conditions of the Merger were advised, authorized and approved by the Merging Company in the manner and by the vote required by the laws of the State of Delaware and its limited liability company agreement as follows:

(a)                The Board of Directors of the Merging Company, by unanimous written consent, adopted a resolution declaring that the Merger is advisable and directing that the Merger be submitted to the Common Equity Holders (as defined below) entitled to vote thereon for consideration and approval.

(b)               The Merger was approved by the unanimous written consent of holders (the “Common Equity Holders”) of all of the issued and outstanding Common Equity Interests (as defined below).

SEVENTH: At the Effective Time, the total number of shares of stock which the Surviving Corporation will have the authority to issue is 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share (“Surviving Corporation Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Surviving Corporation Preferred Stock” and, together with the Surviving Corporation Common Stock, the “Surviving Corporation Capital Stock”). At the Effective Time, the aggregate par value of all shares of stock of all classes and series which the Surviving Corporation has the authority to issue is $6,000,000.

EIGHTH: Immediately prior to the Effective Time, the Merging Company has one class of limited liability company interests (the “Common Equity Interests”), representing 100% of the total percentage of limited liability company interests in the Merging Company.

NINTH: At the Effective Time, the Merging Company shall be merged with and into the Surviving Corporation; and, thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Company; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Company shall be transferred to, vested in and devolved upon the Surviving Corporation, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Company will become the debts, liabilities, duties and obligations of the Surviving Corporation.

TENTH: At the Effective Time, as more fully described in that certain Agreement and Plan of Merger, dated as of [____________ ___], 2015 (the “Merger Agreement”), by and among the Merging Company, the Surviving Corporation and the Common Equity Holders:

(a)                Each Common Equity Interest shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right of the Common Equity Holder of such Common Equity Interest to receive the Merger Consideration (as defined in the Merger Agreement) set forth on Schedule 2.07 of the Merger Agreement, subject to any deduction and withholding as provided by Section 2.09 of the Merger Agreement.

(b)               Each share of Surviving Corporation Capital Stock issued and outstanding at the Effective Time shall remain issued and outstanding but shall not be entitled to any consideration as a result of the Merger.

ELEVENTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of the day of ____________, 2015.

ATTEST:	DIVCORE SUBORDINATE DEBT CLUB I REIT HOLDING, LLC

By:
Name:	Name:
Title:

ATTEST:	LOANCORE REALTY TRUST, INC.

By:
Name:
Title: